AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13D

(Amendment No. 4*)

(Rule 13d-101)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED

PURSUANT TO RULE 13d-2(a)

Under the Securities Exchange Act of 1934

Uxin Limited

(Name of Issuer)

Class A Ordinary Shares, par value US$0.0001 per share

(Title of Class of Securities)

91818X108 (1)

(CUSIP Number)

Steven G. Glenn

Managing Director

Warburg Pincus LLC

450 Lexington Avenue

New York, NY 10017

(Name, Address and Telephone Number of Person

Authorized to Receive Notices and Communications)

May 27, 2022

(Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(1) This CUSIP number applies to the Issuer’s American Depositary Shares, each representing three Class A Ordinary Shares of the Issuer

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Redrock Holding Investments Limited (“Redrock”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization British Virgin Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 110,637,912 Class A Ordinary Shares (1)
	(8)	Shared Voting Power 0
	(9)	Sole Dispositive Power 110,637,912 Class A Ordinary Shares (1)
	(10)	Shared Dispositive Power 0
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 110,637,912 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 9.7%*
(14)	Type of Reporting Person (See Instructions) CO

(1) Represents 110,637,912 Class A Ordinary Shares of Uxin Limited (the “Issuer”) directly held by Redrock, which were represented by 36,879,304 American Depositary Shares.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus Private Equity XI, L.P. (“WP XI”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 66,905,588.8 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 66,905,588.8 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 66,905,588.8 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 5.8%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 66,905,588.8 Class A Ordinary Shares beneficially owned by WP XI through its 60.5% equity interest in Redrock.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus Private Equity XI-B, L.P. (“WP XI-B”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 12,391,202.7 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 12,391,202.7 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 12,391,202.7 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 1.1%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 12,391,202.7 Class A Ordinary Shares beneficially owned by WP XI-B through its 11.2% equity interest in Redrock.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus Private Equity XI-C, L.P. (“WP XI-C”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 284,560.7 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 284,560.7 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 284,560.7 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 0.0%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 284,560.7 Class A Ordinary Shares beneficially owned by WP XI-C through its 0.3% equity interest in Redrock.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus XI (Asia), L.P. (“WP XI Asia”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 24,408,250.2 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 24,408,250.2 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,408,250.2 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 2.1%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 24,408,250.2 Class A Ordinary Shares beneficially owned by WP XI Asia through its 22.1% equity interest in Redrock.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus XI Partners, L.P. (“WP XI Partners”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 4,311,482.0 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 4,311,482.0 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 4,311,482.0 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 0.4%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 4,311,482.0 Class A Ordinary Shares beneficially owned by WP XI Partners through its 3.9% equity interest in Redrock.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons WP XI Partners, L.P. (“WP XIP”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 2,336,827.6 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 2,336,827.6 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 2,336,827.6 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 0.2%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 2,336,827.6 Class A Ordinary Shares beneficially owned by WP XIP through its 2.1% equity interest in Redrock.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus LLC (“WP LLC”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 110,637,912 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 110,637,912 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 110,637,912 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 9.7%*
(14)	Type of Reporting Person (See Instructions) OO

(1) Represents 110,637,912 Class A Ordinary Shares beneficially owned by WP LLC as the manager of WP XI, WP XI-B, WP XI-C, WP XI Partners, WP XIP (collectively, the “WP XI Funds”) and WP XI Asia.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus XI, L.P. (“WP XI GP”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 85,945,101.1 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 85,945,101.1 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 85,945,101.1 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 7.5%*
(14)	Type of Reporting Person (See Instructions) OO

(1) Represents 85,945,101.1 Class A Ordinary Shares beneficially owned by WP XI GP as the general partner of each of WP XI, WP XI-B, WP XI Partners and WP XIP.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons WP Global LLC (“WP Global”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 85,945,101.1 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 85,945,101.1 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 85,945,101.1 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 7.5%*
(14)	Type of Reporting Person (See Instructions) OO

(1) Represents 85,945,101.1 Class A Ordinary Shares beneficially owned by WP Global as the general partner of WP XI GP.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus Partners II, L.P. (“WPP II”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 85,945,101.1 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 85,945,101.1 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 85,945,101.1 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 7.5%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 85,945,101.1 Class A Ordinary Shares beneficially owned by WPP II as the managing member of WP Global.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus Partners GP LLC (“WPP GP LLC”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 85,945,101.1 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 85,945,101.1 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 85,945,101.1 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 7.5%*
(14)	Type of Reporting Person (See Instructions) OO

(1) Represents 85,945,101.1 Class A Ordinary Shares beneficially owned by WPP GP LLC as the general partner of WPP II.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus & Co (“WP”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization New York
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 85,945,101.1 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 85,945,101.1 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 85,945,101.1 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 7.5%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 85,945,101.1 Class A Ordinary Shares beneficially owned by WP as the managing member of WPP GP LLC.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus (Cayman) XI, L.P. (“WP XI Cayman GP”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 284,560.7 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 284,560.7 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 284,560.7 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 0.0%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 284,560.7 Class A Ordinary Shares beneficially owned by WP XI Cayman GP as the general partner of WP XI-C.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus XI-C, LLC (“WP XI-C LLC”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Delaware
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 284,560.7 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 284,560.7 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 284,560.7 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 0.0%*
(14)	Type of Reporting Person (See Instructions) OO

(1) Represents 284,560.7 Class A Ordinary Shares beneficially owned by WP XI-C LLC as the general partner of WP XI Cayman GP.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus (Bermuda) XI, Ltd. (“WP XI Bermuda”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 284,560.7 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 284,560.7 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 284,560.7 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 0.0%*
(14)	Type of Reporting Person (See Instructions) CO

(1) Represents 284,560.7 Class A Ordinary Shares beneficially owned by WP XI Bermuda as the general partner of WP XI Cayman GP.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus Partners II (Cayman), L.P. (“WPP II Cayman”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 24,692,810.9 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 24,692,810.9 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,692,810.9 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 2.2%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 24,692,810.9 Class A Ordinary Shares beneficially owned by WPP II Cayman (A) as the managing member of WP XI-C LLC and the sole shareholder of WP XI Bermuda, and (B) as the managing member of WP XI Asia GP LLC.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus (Bermuda) Private Equity GP Ltd. (“WP Bermuda GP”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Bermuda
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 24,692,810.9 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 24,692,810.9 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,692,810.9 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 2.2%*
(14)	Type of Reporting Person (See Instructions) CO

(1) Represents 24,692,810.9 Class A Ordinary Shares beneficially owned by WP Bermuda GP as the general partner of WPP II Cayman.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus XI (Asia) GP, L.P. (“WP XI Asia GP”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 24,408,250.2 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 24,408,250.2 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,408,250.2 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 2.1%*
(14)	Type of Reporting Person (See Instructions) PN

(1) Represents 24,408,250.2 Class A Ordinary Shares beneficially owned by WP XI Asia GP as the general partner of WP XI Asia.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

(1)	Names of Reporting Persons Warburg Pincus XI (Asia) GP, LLC (“WP XI Asia GP LLC”)
(2)	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒
	(b)	☐
(3)	SEC Use Only
(4)	Source of Funds (See Instructions) OO
(5)	Check if Disclosure of Legal Proceedings Is Required Pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or Place of Organization Cayman Islands
Number of Shares Beneficially Owned by Each Reporting Person With:	(7)	Sole Voting Power 0
	(8)	Shared Voting Power 24,408,250.2 Class A Ordinary Shares (1)
	(9)	Sole Dispositive Power 0
	(10)	Shared Dispositive Power 24,408,250.2 Class A Ordinary Shares (1)
(11)	Aggregate Amount Beneficially Owned by Each Reporting Person 24,408,250.2 Class A Ordinary Shares
(12)	Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions) ☐
(13)	Percent of Class Represented by Amount in Row (11) 2.1%*
(14)	Type of Reporting Person (See Instructions) OO

(1) Represents 24,408,250.2 Class A Ordinary Shares beneficially owned by WP XI Asia GP LLC as the general partner of WP XI Asia GP.

* The calculation is based on 1,145,438,549 Class A Ordinary Shares of the Issuer outstanding as of December 7, 2021, as disclosed in the prospectus filed by the Issuer with the U.S. Securities and Exchange Commission on December 7, 2021.

AMENDMENT NO. 4 TO SCHEDULE 13D

CUSIP No. 91818X108

This Amendment No. 4 to Schedule 13D (this “Amendment No. 4”) amends and supplements the Schedule 13D originally filed by the Reporting Persons on June 18, 2019 (the “Original Schedule 13D”), Amendment No. 1 to Schedule 13D filed by the Reporting Persons on February 10, 2020 (the “Amendment No. 1”), Amendment No. 2 to Schedule 13D filed by the Reporting Persons on October 5, 2020 (the “Amendment No. 2”), Amendment No. 3 to Schedule 13D filed by the Reporting Persons on July 13, 2021 (the “Amendment No. 3”, and as amended and supplemented by this Amendment No. 4, the “Schedule 13D”), relating to the Class A Ordinary Shares, par value $0.0001 per share (the “Class A Ordinary Shares”) of Uxin Limited, a Cayman Islands exempted company (the “Issuer”).

Except as specifically amended by this Amendment No. 4, items in the Original Schedule 13D, the Amendment No. 1, Amendment No. 2 and the Amendment No. 3 are unchanged.

Item 3.	Source and Amount of Funds.

Item 3 of the Schedule 13D is hereby supplemented by the following:

Since May 2, 2022, the Reporting Persons sold an aggregate amount of 4,403,294 ADSs, representing 13,209,882 Class A Ordinary Shares of the Issuer, in the open market with a weighted average trading price of US$0.4533 per ADS.

Item 4.	Purpose of the Transaction.

Item 4 of the Schedule 13D is hereby supplemented by the incorporation by reference of the information provided in Item 3.

Item 5.	Interest in Securities of the Issuer.

(a) Items 7 through 11 and 13 (including the footnotes thereto) of each of the cover pages of this Amendment No. 4 are incorporated by reference into this Item 5.

(b) Items 7 through 11 and 13 (including the footnotes thereto) of each of the cover pages of this Amendment No. 4 are incorporated by reference into this Item 5.

(c) Except as set forth herein, to the knowledge of the Reporting Persons with respect to the persons named in response to Item 5(a), none of the persons named in response to Item 5(a) has effected any transactions in the Class A Ordinary Shares during the past 60 days.

(d) No person other than the persons listed is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any securities owned by any of the Reporting Persons.

(e) Not applicable.

Item 6.	Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

Item 6 of the Schedule 13D is hereby supplemented by the incorporation by reference of the information provided in Items 3, 4 and 5.

Item 7.	Material to be Filed as Exhibits.

Not applicable

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Redrock Holding Investments Limited

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Director

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus Private Equity XI, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus Private Equity XI-B, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus Private Equity XI-C, L.P.

By:	Warburg Pincus (Cayman) XI, L.P., its general partner
By:	Warburg Pincus XI-C, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus XI (Asia), L.P.

By:	Warburg Pincus XI (Asia) GP, L.P., its general partner
By:	Warburg Pincus XI (Asia) GP, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus XI Partners, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

WP XI Partners, L.P.

By:	Warburg Pincus XI, L.P., its general partner
By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus LLC

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus XI, L.P.

By:	WP Global LLC, its general partner
By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

WP Global LLC

By:	Warburg Pincus Partners II, L.P., its managing member
By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus Partners II, L.P.

By:	Warburg Pincus Partners GP LLC, its general partner
By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus Partners GP LLC

By:	Warburg Pincus & Co., its managing member

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus & Co.

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus (Cayman) XI, L.P.

By:	Warburg Pincus XI-C, LLC, its general partner
By:	Warburg Pincus (Bermuda) XI, Ltd., its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus XI-C, LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus (Bermuda) XI, Ltd.

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorised Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus Partners II (Cayman), L.P.

By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorised Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus (Bermuda) Private Equity GP Ltd.

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorised Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus XI (Asia) GP, L.P.

By:	Warburg Pincus XI (Asia) GP, LLC, its general partner
By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory

SIGNATURE

After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: June 1, 2022

Warburg Pincus XI (Asia) GP, LLC

By:	Warburg Pincus Partners II (Cayman), L.P., its managing member
By:	Warburg Pincus (Bermuda) Private Equity GP Ltd., its general partner

By:	/s/ Steven G. Glenn
Name:	Steven G. Glenn
Title:	Authorized Signatory